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                            OTHER INSURED TERM RIDER

                      An Additional Benefit of this Policy
                                    Issued By

                                 Columbus Life
                               Insurance Company
                                   [GRAPHIC]
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Other
Insured

"Other Insured" shall mean and separately refer to each person designated in an application for coverage under this rider whom we have approved. A separate application and proof of insurability is required for each person named as an Other Insured, whether such application is made at the time this rider is first issued or any time subsequent thereto.

Additional
Benefit For
Other Insured

This rider provides adjustable insurance on the life of each Other Insured covered under this rider in the amount of the Other Insured Benefit Amount specified for such Other Insured. The name and issue age of each Other Insured, the effective date of coverage for each Other Insured, and the amount of the Other Insured Benefit Amount for each such Other Insured are shown in the Policy Schedule of the policy.

We will pay the Other Insured Benefit Amount specified for the Other Insured upon receipt at our Home Office of due proof of death of such Other Insured occurring while coverage on that person was in force under this rider, subject to the terms and conditions of the policy and this rider. The Other Insured Benefit Amount will be paid to the designated beneficiary of such coverage.

Owner and
Beneficiary

You, the policy Owner, are also the owner of this rider. The Insured shall be the primary beneficiary of the coverage provided for all Other Insureds under this rider. The estate of each Other Insured shall be the contingent beneficiary of the specific coverage provided under this rider on the life of such Other Insured. At any time, you may designate someone else by special written request as the primary or contingent beneficiary for any coverage provided under this rider.

If the Insured dies while this rider is in effect, each Other Insured for whom coverage was in force under this rider at the time of the Insured's death shall have the right, for a period of 60 days following the death of the Insured, (i) to change the beneficiary of the coverage provided under this rider on the life of such Other Insured and (ii) to convert the coverage to a new policy in accordance with the terms of this rider. See Conversion Privilege and Termination of This Rider, below.

Increasing or
Decreasing the
Other Insured
Benefit Amount

At any time after the first year of coverage for an Other Insured, you can request an increase or decrease in the Other Insured Benefit Amount specified for such Other Insured. The request must be in writing.


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A supplemental application must be submitted for any requested increase. We also require satisfactory proof that the Other Insured is insurable. Any increase approved by us will go into effect on the Monthly Anniversary Day coinciding with or next following our date of approval.

Any requested decrease will go into effect on the Monthly Anniversary Day on or following the date we process the request. Any decreases will be applied against any increases previously made, in the reverse order in which they were made.

Conversion
Privilege

The coverage provided under this rider for any Other Insured may be converted without evidence of insurability at the attained age of such Other Insured to a new separate policy, subject to the following conditions:

     (a) The conversion privilege with respect to each Other Insured will continue until the policy anniversary on which such Other Insured is age 85, at which time the Conversion Privilege will expire with respect to such Other Insured.

     (b) The new policy on the life of the Other Insured may be on any life plan (other than term insurance) regularly issued by us at the attained age on the conversion date.

     (c) The amount of the new policy may not be less than our minimum for the plan selected nor greater than the Other Insured Benefit Amount in effect for such Other Insured at the conversion date. At least one plan will always be available to which conversion will be permitted.

     (d) The premium for the new policy will be at the rate used by us on the policy date of the new policy for the mortality classification of such Other Insured under this rider. If such mortality classification is no longer available, we will use the mortality classification that most closely matches such mortality classification of the Other Insured under this rider.

     (e) The Incontestable and Suicide provision periods specified in the new policy will run from the effective date of coverage for such Other Insured under this rider.

     (f) Conversion will be made when we receive written application and the payment required to make the conversion.

Cost of
Insurance

The maximum monthly cost of insurance rates per $1000 of coverage are shown for each Other Insured in the Policy Schedule. These rates are based on the 1980 Commissioners' Standard Ordinary Mortality Table for the rate class of the Other Insured, age last birthday. The actual rates, which may be lower, will be determined by us from time to time.

The monthly cost of insurance is determined for each Other Insured by multiplying the cost of insurance rate for such Other Insured times such Other Insured's Benefit Amount, and dividing by 1000. If such Other Insured's Benefit Amount has been increased, this calculation is done separately for the original amount and the increased amounts. The monthly cost of insurance for each Other Insured is included in the Monthly Deduction for the policy. See the Monthly Deduction and Monthly Expense Charge section of the policy.



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Income Plans

All income plans of the policy are applicable to the Other Insured Benefit Amount under this rider.

Expiration Date
of Coverage on
Other Insured

The coverage provided under this rider on the life of an Other Insured shall expire on the day before the policy anniversary on which the Other Insured is age 95 or, if earlier, on the date that the coverage under this rider for such Other Insured is converted to a new policy under Conversion Privilege, above (the "Coverage Expiration Date"). Coverage on any Other Insured may also be terminated upon your written request. In this event, the Coverage Expiration Date for such Other Insured will be the Monthly Anniversary Day coinciding with or next following the date we process your request.

Termination of
This Rider

This rider and coverage for all Other Insureds under this rider will terminate on the first to occur of the following events:

     (a)  If you send us your written request;

     (b)  On the last Coverage Expiration Date to occur;

     (c) Subject to the provisions set forth below, on the policy anniversary on which the Insured is age 100 or, if earlier, on the death of the Insured; or

     (d)  Upon termination of the policy.

If this rider terminates pursuant to clause (c) and the Conversion Privilege has not otherwise expired for the Other Insured, we will allow each Other Insured for whom coverage is in force under this rider, during the 60-day period following the event described in clause (c), above, to convert the coverage provided under this rider on the life of such Other Insured to a new policy pursuant and subject to the terms and conditions set forth under Conversion Privilege, above. The converted policy will become effective upon termination of the coverage under this rider. If any Other Insured for whom coverage was in force under this rider at the time of the event described in clause (c), above, dies during the 60-day period following such event, we will pay the Other Insured Benefit Amount for such Other Insured to the designated beneficiary of such coverage.

Reinstatement

If the policy lapses and is then reinstated, this rider may also be reinstated.

We will reinstate this rider if we receive:

     (a) evidence of insurability satisfactory to us for each Other Insured being reinstated; and

     (b) payment of an amount of premium sufficient to pay (i) all back rider costs for the Other Insured(s) being reinstated from the date of termination to the date of reinstatement and (ii) the rider costs for the Other Insured(s) being reinstated for the next three policy months.

The rider will be reinstated as of the policy's reinstatement date.

Limits on Our
Contesting This
Rider

The coverage for an Other Insured under this rider shall be incontestable after it has been in effect during the lifetime of such Other Insured for two years from the effective date of such coverage. However, with regard to statements made concerning any reinstatement, the coverage for an Other Insured under this rider shall be incontestable after it has been in effect for two years during the lifetime of such Other Insured, as determined from its date of reinstatement. Any increase in the Other Insured Benefit Amount for an Other Insured effective after the original effective date of coverage shall be incontestable only after such increase has been in effect for two years during the lifetime of such Other Insured following the effective date of such increase.


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Suicide

If any Other Insured, whether sane or insane, commits suicide within two years of the effective date of coverage on such Other Insured under this rider, we will pay only a limited benefit. If the rider is in effect then, we will pay the beneficiary an amount equal to the cost of insurance for coverage of such Other Insured under this rider which was deducted from the policy's Account Value.

For any increase in this rider's Other Insured Benefit Amount for an Other Insured, a limited benefit equal to the cost of insurance which was deducted for the increase will be paid if such Other Insured commits suicide within two years of such increase.

Policy Terms

This rider is attached to and made a part of the policy. The terms and definitions of the basic policy apply to this rider except to the extent they are in conflict with its terms.


       /s/ Donald J. Wuebbling                   /s/ Lawrence L. Grypp
              Secretary                                 President



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